Exhibit 5(vii) under Form N-1A

                                              Exhibit 10 under Item 601/Reg. S-K

                         FIRST COMMERCE INVESTORS, INC.
                             SUB-ADVISORY AGREEMENT

         This sub-advisory agreement is made as of 10th day of September, 1997 by and between First Commerce Investors, Inc., a Nebraska Corporation having its principal office and place of business at Suite 610, NBC Center, Lincoln, Nebraska 68508 (herein referred to as "Advisor") and Peter A. Kinney having his principal place of business at 11 S. LaSalle #2800, Chicago, Illinois 60603 (herein referred to as "Kinney").

         WHEREAS, the Advisor is an investment advisor to (i) the Great Plains Funds, a Massachusetts business trust organized and registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act") under an Investment Advisory Contract dated as of September 1, 1997 ("Advisory Agreement"), (ii) the Trust Department of National Bank of Commerce Trust and Savings Association and (iii) various entities or persons controlled by or under common control with First Commerce Bancshares, Inc.;

         WHEREAS, the Advisor will manage the international foreign securities portfolio of the Great Plains Equity Fund and the Great Plains International Equity Fund as well as international foreign securities portfolios of its other clients;

         WHEREAS, the Advisor desires to retain Kinney to provide continuous advice as to investments in international securities.

          Now therefore, in consideration of these premises and for the mutual covenants and agreements contained herein, the parties agree as follows:

         1.       Appointment.



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                  a)       The Advisor hereby appoints Kinney to act as an
                           investment advisor for all assets under management by the Advisor or its affiliates which now presently consist of or in the future may consist of international foreign securities. For purposes of this agreement, investment advice provided by Kinney shall consist of economic and financial forecasts for Europe, financial analyses of companies which have their principal operations in Europe, monitoring relative currency values between foreign jurisdictions and the United States, providing research analysis and various reports on various companies and making specific recommendations as to the purchase and sale of foreign securities. Such investment advisory services shall not consist of any discretionary management of any portfolio of any client of the Advisor, including Great Plains Funds. Kinney accepts such appointment and agrees to furnish such services for and in consideration of the compensation set forth herein.

                  b) Kinney's investment advice shall be limited to recommendations of stocks and/or debt instruments issued by companies who have their principal place of businesses in Europe. Nevertheless, the Advisor from time to time may ask Kinney to provide investment advice about the securities of companies having their principal place of businesses in other foreign jurisdictions including without limitation, Asia and Latin America. Kinney shall periodically provide such reports and/or other materials that the Advisor may request from time to time.

         2. Kinney warrants that he is registered as an investment advisor and agrees that he will comply with all applicable rules and regulations of the Securities and Exchange Commission and, in addition, will conduct his activities under this agreement in accordance with other applicable law. In discharging his duties hereunder Kinney shall use the same skill and care he might use in providing services to fiduciary accounts for which he has investment discretion.

                  a) Kinney acknowledges receiving a copy of the Registration Statement on Form N-1A of the Great Plains Funds and a copy of the Advisory Agreement and agrees to conduct his activities and provide any investment advice to the Advisor relating to the Great Plains Funds in accordance with the Great Plains Funds investment objectives, policies and limitations, as stated in such Registration Statement as it may be amended from time to time, and with the terms of the Advisory Contract, including in particular the obligation to submit to the distributor of Great Plains Funds for review, approval and regulatory filing any sales literature or advertising material that mentions the Great Plains Funds.

          3. Nonexclusive services. The services performed by Kinney hereunder are deemed not to be exclusive, and Kinney shall be free to furnish similar services to others so long as his services under this Agreement are not impaired thereby.


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         4.       Books and Records. In compliance of requirements of Rule 31a-3 under the 1940 Act, Kinney hereby agrees that all records which he maintains for each portfolio of the Great Plains
                  Funds are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Kinney further agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act, the records required to be maintained by 30a-1 under the 1940 Act.

         5. Expenses. Kinney shall pay all expenses incurred by him in performing his services and duties for the Advisor, other than those incurred by him at the direct request of the Advisor, including without limitation travel, lodging and related expenses. All other expenses incurred in the operation of the Great Plains Funds or other accounts managed by the Advisor will be borne by them, except to the extent specifically assumed by others.

         6. Compensation. In consideration of the services rendered pursuant to this Agreement, the Advisor shall pay Kinney the fee as set forth on Schedule 1 attached hereto. In addition, the Advisor agrees to pay one half the cost of a Bloomberg service chosen by the mutual agreement of the parties. Kinney agrees to accept such compensation for all services provided to FCI and acknowledges that he shall not be entitled to any further compensation from either the Advisor or any of the Advisor's clients, including the Great Plains Fund in respect of such services rendered. The payment of the investment advisory fee to Kinney shall be made solely by the Advisor, notwithstanding that such fee made is based upon the net assets of the Great Plains Funds International Equity Fund.



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          7.   Term.  This agreement shall continue until September 30, 1998 and thereafter shall continue automatically for successive annual periods ending on September 30 of each year, provided that such continuance is specifically approved by a) the Advisor and b) the Board of Trustees of the Great Plains Funds, or c) by a vote of majority (as defined in the 1940 Act) of the outstanding voting securities of the Great Plains Equity Fund, the Great Plains International Equity Fund, and or any other portfolio of the Great Plains Funds for which Kinney provides investment advice; provided that in any event, the continuance of this agreement is also approved by the majority of the Trustees of the Great Plains Funds who are not "interested persons" (as defined in the 1940
               Act) of any party to this agreement, by a vote cast in person and meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on not more than sixty days written notice to Kinney by the Advisor, the Board of Trustees of the Great Plains Funds, or by a vote of the holder of majority of the shares of the Great Plains International Equity Fund, the Great Plains Equity Fund, or upon not less than sixty days written notice to the Advisor, by Kinney. This agreement will also terminate automatically, as to the Great Plains Funds International Equity Fund, the Great Plains Equity Fund or other portfolios of the Great Plains Funds in the event of its
               assignment   (as   defined  in  the  1940  Act).   In   addition,
               notwithstanding anything herein to the contrary, in the event of the termination of the Advisory Agreement between the Great Plains Funds and the Advisor, this agreement shall terminate with respect thereto on the same effective date as the termination of the Advisory Agreement between the Advisor and the Great Plains Funds.


         8. Confidentiality. All information regarding the customers, investments, investment management of First Commerce Investors, Inc. and National Bank Of Commerce Trust and Savings Association and all trade secrets, business and technical information, processes, business practices, plans, agreements, financial information and any other information about First Commerce Bancshares, Inc. its subsidiaries and persons controlled by or under common control with First Commerce Bancshares, Inc provided to Kinney and not otherwise in the public domain is deemed confidential and proprietary. Such information may not be disclosed by Kinney to any person not affiliated with First Commerce Bancshares, Inc. without the prior consent of the Advisor unless required to be disclosed by applicable law.



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         9.       In the absence of willful misfeasance, bad faith, gross
                  negligence, or reckless disregard of the obligations or duties under this Agreement on the part of Kinney, Kinney shall not be liable to the Advisor or Great Plains Fund or to any of the Funds or to any shareholder thereof for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security. In the absence of Kinney's willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties under this Agreement, the Advisor hereby agrees to indemnify Kinney and hold him harmless for any expense, fine or other cost, including legal expenses, that Kinney may incur that arises out of any claim, cause of action, judgement, or administrative action relating to his, the Advisor's or the Great Plains Funds acts and or omissions in the purchase, holding, or sale of any security for the Great Plains Funds.


         10. Kinney is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Declaration of Trust of the Great Plains Fund and agrees that the obligations pursuant to this Agreement of a particular Fund and of the Great Plains Fund with respect to that particular Fund be limited solely to the assets of that particular Fund, and Kinney shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of the Great Plains Fund, or any of them.

         11.      Miscellaneous.

          a) Amendments. No provision in this agreement may be changed, waived, discharged or terminated except by an instrument in writing and signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

                  b) Captions. Construction of the captions of this agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect the construction or fact. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby. This agreement shall be binding upon and shall adhere to the benefit of the parties hereto, and the respective permitted successors and assigns and shall be governed by Nebraska law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission thereunder.



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208012
                                       --

                  c) Any notice or instrument in writing authorized or required by this agreement to be given shall be sufficiently given if addressed to the recipient party and mailed or delivered to it at its office at the address first above written, or such other place as may be from time to time designated in writing. Any notice or instrument in writing authorized or required by this agreement to be given to Kinney shall be sufficiently given of addressed to Kinney and mailed or delivered to him at his office at the address first written above, or at such other place as Kinney may be from time to time designate in writing.

         IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed by the officers designated below as of the date first written above.



                                      First Commerce Investors, Inc.

                             By:      /s/ James Stuart, III
                                      James Stuart, III
                                      Chairman and CEO



                                      /s/ Peter A. Kinney
                                      Peter A. Kinney



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208012
                                       -7-
208012
                                   SCHEDULE I


                         Compensation          for the services rendered by Mr.
                                               Kinney to the Advisor under this
                                               agreement.

The Advisor shall pay to Mr. Kinney the greater of $75,000.00/ year or sixteen basis points of the average annual net assets of the International Equity Fund of the Great Plains Funds. Such fee shall be accrued and paid on or before the 15th day of the next succeeding month for which it is calculated.